FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

      Waters                      Terrence                      J.
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       (Last)                      (First)                    (Middle)

               60 Bennington Place
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                                  (Street)

       New Canaan                   CT                          06840
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    8/02/00
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
        ScreamingMedia Inc.  SCRM

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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  )  Director
    (  )  10% Owner
    (X )  Officer (give title below)
    (  )  Other (specify title below)
           Chief Operating Officer
           ___________________________________

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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X__Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]




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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
(i)   Stock Options - rt to buy
(ii)  Stock options - rt to buy
(iii) Stock options -  rt to buy

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2. Date Exercisable and Expiration Date (Month/Day/Year)
   (i)   2/11/001                               (i)   2/13/00
   (ii)  6/14/002                               (ii)  6/14/04
   (iii) 7/10/003                               (iii) 7/10/05
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      Date Exercisable                          Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
   (i)   Common Stock                      (i)   303,571
   (ii)  Common Stock                      (ii)   63,492
   (iii) Common Stock                     (iii)   36,667
-------------------------------        ------------------------------------
            Title                        Amount or Number of Shares

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4. Conversion or Exercise Price of Derivative Security

    (i)   $2.59
    (ii)  $5.75
    (iii) $12.00

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
   (i)   D
   (ii)  D
   (iii) D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)

   (i)   N/A
   (ii)  N/A
   (iii) N/A
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   EXPLANATION OF RESPONSES:

(i) 75,893 options will vest on 8/14/00; 24,289 options will vest on 2/14/01;25,424 options wil vest on 5/14/01, 8/14/01, 11/14/01, 2/14/02,
5/14/02, 8/14/02 and 11/14/02, with 25,421 options vesting on 2/14/03.

(ii) Vests over four years with 9,166 options vesting on 7/10/01 and the remaining vesting in 12 quarterly installments of 2,291 on 10/10, 1/10, 4/10 and 7/10.

(iii) Vests over 2.75 years with 15,873 options vesting on 11/26/00 3,810 options vesting on 5/26/01, 6,259 options vesting on 8/26/01, 11/26/01 and 2/26/02; 6,258 options vesting on 5/26/02, 8/26/02, 11/26/02, and 2/26/03.



    /s/ J. Terrence Waters                              8/2/00
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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